                                                              EXHIBIT 99.(b)(11)

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post Effective Amendment No. 6 to Registration Statement No. 33-61997 of Prudential Jennison Series Fund, Inc. of our report for Prudential Jennison Growth Fund, dated November 4, 1996 and to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants", both appearing in the Statement of Additional Information, which is included in such Registration Statement, and to the reference to us under the heading "Financial Highlights" for Prudential Active Balanced Fund appearing in the Prospectus, which is also included in such Registration Statement.


Deloitte & Touche LLP
New York, New York
November 6, 1997